CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Tuesday, September 24, 2024

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THE RETIREMENT OF CEO GREGORY H. TREPP AND
THE APPOINTMENT OF R. SCOTT TIDEY, PRESIDENT, TO THE ADDITIONAL ROLE OF CEO

Glen Allen, Virginia – The Hamilton Beach Brands Holding Company (NYSE: HBB) (the “Company) Board of Directors announced today that Gregory H. Trepp, Chief Executive Officer (CEO), will retire from the Company on December 31, 2024. In order to facilitate a long-standing succession plan, Mr. Trepp will step down from his current position and from the Board of Directors, effective September 30, 2024. R. Scott Tidey, currently President of the Company, will succeed Mr. Trepp and become President and CEO and a member of the Board of Directors, effective October 1, 2024. Mr. Trepp will serve in the role of Advisor to the CEO until his retirement in support of a smooth transition.
Alfred M. Rankin, Jr., Chairman of the Board, said, “Today’s announcement represents the culmination of a long-standing management succession plan. Scott has a proven record of executive leadership and successful execution against strategic priorities, developed over his 31 years with the Company. Scott’s in-depth knowledge of our business, strategy, and people makes him the clear choice to succeed Greg. On behalf of the Board, I thank Greg for his leadership over 28 years with the Company, especially as President and CEO. Greg has built an outstanding global team that includes experienced management, talented employees, and a Good Thinking culture focused on innovation. Scott and the team are well positioned to build upon the Company’s many successes. These include sales and market share growth of the core Hamilton Beach and Proctor Silex brands, an increasing share of the premium market, a growing presence in the global commercial market, progress in the ecommerce channel, and the creation of a growing global home healthcare solutions business,” said Mr. Rankin.
Mr. Trepp said, “Serving as CEO of our Company has been an honor and a privilege. I have the utmost confidence in Scott, our senior management team, our remarkable employees and their ability to build upon what we have achieved thus far. I congratulate Scott on his well-deserved promotion and wish everyone all the best. I look forward to spending more time with my family and pursuing various interests.”
Mr. Tidey said, “I am incredibly honored to be selected as the next CEO of our Company. I look forward to working with our highly capable people to continue our progress with our strategic initiatives to increase revenue, expand margins and deliver strong cash flow over time. Our Company remains committed to creating value for shareholders in the years ahead. I thank Greg and the Board for their trust, confidence and support.”
Mr. Tidey was appointed President of the Company in February 2024. Prior to that, he had served in successive executive level positions with Hamilton Beach Brands. Since January 2023, he had served as Senior Vice President, Global Sales. Before that, he served as Senior Vice President, Consumer Sales & Marketing from March 2021 to January 2023, and as Senior Vice President, North America Sales and Marketing from 2010 to March 2021. Prior to joining the Company in 1993, Mr. Tidey worked for A.H. Robins. He received a Bachelor of Science in Business Management from the Virginia Polytechnic Institute and State University.
Mr. Trepp continued as CEO and a member of the Board of Directors of the Company following the appointment of Mr. Tidey as President in February 2024. Previously, he served as President and CEO of the Company and a member of the Board of Directors since 2017, and as President and CEO of Hamilton Beach Brands since 2010. Mr. Trepp joined Hamilton Beach Brands in 1996 as Director of Marketing and rose through successive leadership positions.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. Hamilton Beach Brands has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® premium cocktail delivery machines, and specialty appliances to create Numilk® non-dairy fresh milk on demand. The Company’s Hamilton Beach Health® subsidiary is focused on expanding the Company’s participation in the home medical market. In February 2024, Hamilton Beach Health acquired HealthBeacon PLC, a medical technology firm that specializes in developing connected devices. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

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